Exhibit 99.1


Gasco
------
Energy


For Immediate Release on Wednesday, March 4, 2009

                    GASCO ENERGY ANNOUNCES FOURTH QUARTER AND
                         YEAR-END 2008 FINANCIAL RESULTS

     -    Record Operating Cash Flow of $18.2 million
     -    Oil & Gas Sales Increase 86% Year-over-Year
     -    Record Net Income of $0.14 per share
     - Record Net Income of $0.08 per share, net of hedging gains and impairment charge, (Non-GAAP) o Gate Canyon Extended Test Confirms Mancos Potential

DENVER -- March 4, 2009  /PRNewswire-FirstCall/  -- Gasco Energy (NYSE Alternext
US: GSX) today announced financial and operating results for the fourth quarter and full-year ended December 31, 2008.

Full-year 2008 Financial Results

For the year-ended December 31, 2008, Gasco reported net income attributable to common shareholders of $14.5 million, or $0.14 per basic share, as compared to a net loss in 2007 of $104.4 million, or $1.12 per basic and diluted share. Included in the full-year 2007 operating expenses is a non-cash charge of $97.1 million related to impairments to the carrying value of oil and gas properties that were incurred during 2007. Impairment charges for 2008 totaled $3.5 million and are related to a decrease in the carrying value of a Gasco-owned drilling rig.

Included in the 2008 results are unrealized derivative gains of $9.2 million attributed to hedge effect. Excluding the effect of unrealized derivative gains and the $3.5 million impairment charge, Gasco would have posted net income of $8.8 million, a non-GAAP measure, or $0.08 per share.

Total revenues increased by 89% to $41.9 million, as compared to $22.1 million in 2007. Oil and gas sales for 2008 grew by 86% to $35.6 million, as compared to $19.1 million for the same period in 2007. The improvement in total revenues and in oil and gas sales during 2008 is attributed mainly to higher prices received for sales of the Company's natural gas as well a 14% increase in oil and gas volumes produced in 2008. Gathering revenues from Gasco's midstream assets were $4.8 million, a 153% increase from the $1.9 million posted in 2007. The increase is attributed to increased throughput.

For the full year 2008, average prices received for Gasco's natural gas and liquids were $7.05 per thousand cubic feet of natural gas (Mcf) and $77.71 per barrel of liquid hydrocarbons. This compares to $4.19 per Mcf and $56.38 per barrel for 2007. The Company's risk management activities increased its average gas price received in 2008 by $0.12 per Mcf. After considering the impact of hedges, the Company's average price received for its natural gas production during 2008 was approximately $7.17 per Mcf. The Company did not hedge production volumes in the comparable period in 2007.

Gasco's total assets at year-end 2008 were $153.9 million, as compared to $122.5 million at year-end 2007. Stockholders' equity at year-end 2008 was $44.0 million, as compared to $25.2 million at year-end 2007. Net cash provided by operating activities for 2008 was a Company-record $18.2 million, and a 105% increase over the $8.9 million in the comparable 2007 reporting period. Cash and investments were $1.1 million at December 31, 2008.

Unit Cost Comparisons - LOE / DD&A / G&A

Lease operating expense (LOE) for the year increased to $5.2 million from $3.1 million in the same period in 2007. On a per-unit basis, LOE was $1.07 per thousand cubic feet of natural gas equivalent (Mcfe), as compared to $0.72 per Mcfe in 2007. The increase in LOE is primarily attributed to increased water disposal costs and greater chemical treatment costs related to the transition from contract pumpers to Company pumpers as older wells were repaired and returned to production. Additionally, the number of producing wells increased from 112 gross wells in 2007 to 126 gross wells in 2008. Production taxes for the year increased to $1.5 million from $0.9 million in 2007, which is equivalent to $0.31 per Mcfe and $0.20 per Mcfe respectively on a per unit basis. The increase is consistent with both the increase in production and commodity price.

Depletion, depreciation and amortization (DD&A) was $9.5 million for the full-year 2008, as compared to $9.8 million for the same period in 2007. On a per-unit basis, DD&A in 2008 declined to $1.96 per Mcfe from $2.29 per Mcfe in the 2007 period.

The Company reported general and administrative expense (G&A) of $9.2 million in 2008 versus $9.0 million in the same period in 2007. On a per-unit basis, total G&A for 2008 was $1.90 per Mcfe, as compared to $2.12 per Mcfe for the same period in 2007. G&A expense for 2008 includes $3.1 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.64 per Mcfe, as compared to the 2007 total of $3.1 million, or $0.72 per Mcfe.

Fourth Quarter 2008 Financial Results

For the quarter-ended December 31, 2008, Gasco reported a net loss attributable to common shareholders of $1.3 million, or $0.01 per share, as compared to a net loss in 2007 of $2.8 million, or $0.03 per share.
Included in the fourth quarter 2008 results are derivative gains of $4.1 million and an impairment of the carrying value of the Company-owned rig of $3.5 million. Excluding the effect of derivative gains and the asset impairment, Gasco would have posted net loss of $1.9 million, a non-GAAP measure, or $0.02 per share.

Total revenues were $6.8 million, as compared to $5.9 million in 2007. Oil and gas sales for the fourth quarter 2008 were $4.9 million, as compared to $5.0 million for the same period in 2007. For the fourth quarter of 2008, the average price received for sales of Gasco's natural gas and liquid hydrocarbons was $3.92 per Mcf and $30.74 per barrel of liquids. This compares to $4.00 per Mcf and $71.49 per barrel for the same period in 2007.

Management Comment

Commenting on the 2008 results,  Gasco's  President and CEO Mark Erickson  said:
"We posted our best year ever in 2008. Our risk management activities have protected us in the down market. Our operating cash flow, which nets out unrealized hedging gains, was a Company-record $18.2 million. Our current focus is to ensure liquidity throughout 2009. To date, we have implemented reductions to both G&A and operating costs. We have an on-going effort to further reduce each of these. Controlling costs while managing our capital program are essential ingredients in our efforts to manage cash flow and maintaining liquidity. We have curtailed essentially all of our capital expenditures until there is more clarity in commodity prices and the markets.

"On the field level, we continue to make marked advances. Along with reduced drilling days and better economies of scale in field operations, one particular area of marked improvement is evolving modification and refinement of our fracture stimulation designs. Recent designs including modified fluid properties and proppant types and schedules are resulting in lower costs, allowing us to substantially increase the job size for a similar investment. Wells have been cleaning up quicker and flowing back at higher rates and pressures. Long-term production has been higher, resulting in increased economic ultimate recoveries."

Record Quarterly and Annual Production

Estimated cumulative net production for the quarter-ended December 31, 2008 was 1,228 million cubic feet equivalent (MMcfe), as compared to 1,111 MMcfe in the year-ago period. Estimated cumulative net production for the year-ended December 31, 2008 was 4,838 MMcfe, an increase of 13.5% over full-year 2007 net production of 4,261 MMcfe. Included in the full-year 2008 equivalent calculation is 42,545 barrels of liquid hydrocarbons, a 2.6% increase over 2007 liquids volumes of 41,454 barrels. Net production increases are attributed to the completion of new wells and completion of back-logged wells which are partially offset by normal production declines in existing wells. Production increases are also offset by a voluntary production curtailment due to low commodity prices during the second half of 2008. The Riverbend Project constitutes 100% of Gasco's gross and net production.

During 2008, Gasco spudded 14 gross operated wells (5.3 net) and reached total depth on 13 gross operated wells (4.9 net) in the Riverbend Project. Initial completion operations were conducted on 22 operated wells (7.3 net) and the Company re-entered 13 gross operated wells (6.4 net) to complete pay zones that were behind pipe. Since beginning the Mancos program in mid-2007, the Company has completed 18 wells in the Mancos shale interval. As of December 31, 2008, Gasco operated 125 gross producing wells (77.3 net) and five gross and net shut-in wells. The Company carries a current inventory of 30 operated wells with up-hole completion potential and four Mancos shale wells are awaiting initial completion activities.

Operations Update & Subsequent Events

Gate Canyon State #23-16 Update
The GCS #23-16 (25% working interest, Gasco operated), a Dakota and full Mancos shale interval test, reached TD of 16,610 feet on June 13, 2008. As previously announced, the well was completed in the Morrison and Dakota formations with four frac stages, where it encountered mechanical issues and these pay zones were abandoned prior to obtaining any sustained production tests. The well is now fully completed in the Mancos shale with six frac stages, is partly completed in the Blackhawk Formation with three frac stages, and is flowing up 5 1/2" casing to sales. The well has been on production for a total of 20 days and has cumulative production of 68.4 MMcf, or an average daily rate of 3.42 MMcfd at an average flowing pressure of 4,150 psi. The well was tested at rates up to
5.7 MMcfd with 4,900 psi flowing pressure and is currently producing 2.9 MMcfd at 2,700 psi on a 16/64" choke. Following an extended production test of these intervals, additional pay in the Blackhawk and Mesaverde formations is expected to be completed.

Commenting on the GCS #23-16, Gasco's President and CEO Mark Erickson said: "The GCS #23-16 is demonstrating the highest flow rates and flowing pressures of any well we have drilled to-date. Gasco now has 18 Mancos wells under its belt. The Gate Canyon well incorporates the learning curve that we have been through and appears to be benefitting from our current completion techniques that have shown much improved results elsewhere in the Riverbend Project. It is very encouraging to establish the existence of Mancos shale production in the Gate Canyon area, on the western side of our acreage position. While we always believed this area to hold high potential for commercial Mancos production similar to what we have experienced on the eastern part of our acreage position, we have now definitively demonstrated success in Gate Canyon. We believe these results upgrade the potential of our entire leasehold."

Liquidity

Impact of Current Credit Markets and Commodity Prices

The credit markets and the financial services industry have been experiencing a period of upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States federal government. During the fourth quarter of 2008, the severe disruptions in the credit markets and reductions in global economic activity had significant adverse impacts on stock markets and oil and gas-related commodity prices, which contributed to a significant decline in Gasco's stock price and are expected to negatively impact the Company's future liquidity. The following discussion outlines the potential impacts that the current credit markets and commodity prices could have on Gasco's business, financial condition and results of operations.

Reduced Cash Flows from Operations Could Impact Gasco's Ability to Fund Capital Expenditures and Meet Working Capital Needs

Oil and gas prices have declined significantly since historic highs in July 2008 and continue to decline since the end of the year. Further, the decline in commodity prices has outpaced the decline in the prices of goods and services that Gasco uses to drill, complete and operate its wells, reducing its cash flow from operations. To mitigate the impact of lower commodity prices on its cash flows Gasco entered into commodity derivative instruments for 2008 and 2009 (see detail below). In the event that commodity prices stay depressed or decline further, Gasco's cash flows from operations would be reduced even taking into account the commodity derivative instruments for 2009 and may not be sufficient when coupled with available capacity under the Company's $250 million Credit Agreement (the "Credit Agreement") to meet its working capital needs or fund its initial 2009 capital expenditure budget. This could cause Gasco to alter its business plans, including reducing the Company's exploration and development plans.

Given the decline in commodity prices and the weak global economic projections for 2009, the Board of Directors approved a revised capital budget of $10,000,000. Based on current expectations, Gasco intends to fund its budget entirely through cash flow from operations. Consequently, the Company will monitor spending and cash flow throughout the year and may accelerate or delay investment depending on commodity prices, cash flow expectations and changes in the Company's borrowing capacity. At year-end, Gasco was operating a single drilling rig. This rig was released in late February 2009, which will significantly reduce The Company's fixed commitments in 2009 and in subsequent periods. At rig release, Gasco was obligated to pay the rig contractor approximately $4.6 million for early termination of the drilling contract (as calculated at $12,000/day from rig release through March 15, 2010, the expiration date of the contract).

Through the Company's actions such as reducing its 2009 capital expenditure budget, investing its cash balances conservatively and releasing the single drilling rig from operation, Gasco's management believes that the Company has adequate liquidity from its expected cash flow and available credit to continue its operations through 2009. Furthermore, management remains focused on our goal of divesting non-core assets, such as our sale of four gross producing wells (one net) during the third quarter of 2008. However, if Gasco needs additional liquidity for future activities, it may be required to consider several options for raising additional funds, such as selling securities, selling assets or farm-outs or similar arrangements but the Company may be unable to complete any of these transactions on mutually acceptable terms or at all. Any financing obtained through the sale of equity will likely result in substantial dilution to Gasco stockholders.

Reduced Commodity Prices Could Impact the Borrowing Base under Gasco's Credit Agreement

The Company's Credit Agreement limits borrowings to the borrowing base less total outstanding letters of credit issued thereunder. Currently, the borrowing base is $45.0 million and outstanding letter of credit sublimit is $10.0 million. Under the terms of the Credit Agreement, the borrowing base is subject to semi-annual redetermination by the lenders based on their valuation of Gasco's proved reserves and their internal criteria. In addition to such semi-annual determinations, the lenders may request one additional borrowing base redetermination between each semi-annual calculation. The next borrowing base redetermination is scheduled for April 2009, and based on the decline of commodity prices, the Company believes it will be reduced. If the borrowing base is reduced as a result of a redetermination, the Company may be required to repay a portion of its outstanding borrowings and will have less access to borrowed capital going forward. If Gasco does not have sufficient funds on hand for repayment, the Company may be required to seek a waiver or amendment from the lenders, refinance the Credit Agreement, sell assets or additional shares of common stock or reduce the capital budget. Gasco may not be able obtain such financing or complete such transactions on mutually acceptable terms or at all. Failure to make the required repayment could result in a default under the Credit Agreement, which would materially adversely affect Gasco's business, financial condition and results or operations.

Reduced Cash Flows from Operations Could Result in a Default under Gasco's Credit Agreement and Convertible Senior Notes due 2011

The Credit Agreement contains covenants including those that require it to maintain (1) a current ratio (defined as current assets plus unused availability under the credit facility divided by current liabilities excluding the current portion of the Credit Agreement), determined at the end of each quarter, of not less than 1:1; and (2) a ratio of senior debt to EBITDAX (as such term is defined in the revolving credit facility) for the most recent four quarters not to be greater than 3.5:1 for each fiscal quarter. In addition, the Credit Agreement contains covenants that restrict the Company's ability to incur other indebtedness, create liens or sell our assets, pay dividends on our common stock and make certain investments. As of December 31, 2008, the current and senior debt to EBITDAX ratios were 1.7:1 and 1.4:1, respectively, and Gasco was in compliance with each of the covenants as of December 31, 2008 through March 4, 2009. Sustained or lower oil and natural gas prices could reduce consolidated EBITDAX and thus could reduce the Company's ability to maintain existing levels of senior debt or incur additional indebtedness. Additionally, at current commodity prices, EBITDAX will be reduced for the four quarters beginning with the quarter ended March 31, 2009 by the expected payment of approximately $4.6 million for early termination of the drilling contract in February 2009, resulting in a corresponding reduction in the levels of senior debt that the Company may have outstanding going forward without violating the senior debt to EBITDAX ratio.

Any failure to be in compliance with any material provision or covenant of the Credit Agreement could result in a default which would, absent a waiver or amendment, require immediate repayment of outstanding indebtedness under the Credit Agreement. Additionally, should the obligation to repay indebtedness under the Credit Agreement be accelerated, the Company would be in default under the indenture governing the Company's 5.50% Convertible Senior Notes due 2011, which would require repayment of the outstanding principal, interest and liquidated damages, if any, on such convertible notes. To the extent it becomes necessary to address any anticipated covenant compliance issues, the Company may be required to sell a portion of its assets or issue additional securities, which would be dilutive to our shareholders. Given the condition of current credit and capital markets, any sale of assets or issuance of additional securities may not be on terms acceptable to the Company.

Risk Management

At recent production levels, approximately 65% of Gasco's net production volumes were hedged through the following instruments:


Gasco 2009 Swap Agreements

-------------------------- -------------------- ---------------------------- ------------------------ -----------------------

                                                                                                      Floating Price Gasco
     Agreement Type          Remaining Term              Quantity                Index Price (a)              Payer
-------------------------- -------------------- ---------------------------- ------------------------ -----------------------
          Swap                1/09 - 12/09          3,000 MMBtu per day          $7.025 / MMBtu             NW Rockies
-------------------------- -------------------- ---------------------------- ------------------------ -----------------------
          Swap                1/09 - 12/09          3,000 MMBtu per day          $7.015 / MMBtu             NW Rockies
-----------------------------------------------------------------------------------------------------------------------------

Gasco 2009 Costless Collar Agreements
-----------------------------------------------------------------------------------------------------------------------------
                                                                                         Call Price       Put Price Gasco
     Agreement Type       Remaining Term        Quantity          Index Price (a)    Counterparty Buyer         Buyer
------------------------- ---------------- -------------------- -------------------- -------------------- -------------------

    Costless Collar        1/09 - 12/09    3,000 MMBtu per day      NW Rockies          $7.50 / MMBtu       $6.50 / MMBtu
------------------------- ---------------- -------------------- -------------------- -------------------- -------------------
(a) Northwest Pipeline Rocky Mountains -- Inside FERC first of month index price


Teleconference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EST on Thursday, March 5, 2009 to discuss 2008 financial and operating results. You are invited to participate in the call which will be broadcast live over the Internet and via teleconference.

    Date:                  Thursday, March 5, 2009

    Time:         11:00 a.m. EST
                  10:00 a.m. CST
                    9:00 a.m. MST
                    8:00 a.m. PST

    Call:         (866) 392-4171 (US/Canada) and (706) 634-6345 (International),
                  Passcode: 85742609

    Internet:     Live and rebroadcast over the Internet:  log on to
                  http://www.gascoenergy.com or to
                  http://www.videonewswire.com/event.asp?id=56113

    Replay: Available through Tuesday, March 10, 2009 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 85742609 and for 30 days at http://www.gascoenergy.com


About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco's principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.

Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; our ability to manage interest rate and commodity price exposure; changes in the Company's borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under "Risk Factors" in each of Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 4, 2009.

Any of these factors could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Our forward-looking statements speak only as of the date made. The Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044


         [Financial and Operational Tables Accompany this News Release]

     The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco's filing on Form 10-K dated March 4, 2009.


                               GASCO ENERGY, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                  December 31,
                                                    -------------------------------------
                                                            2008                  2007
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                             $1,053,216            $1,843,425
  Accounts receivable
    Joint interest billings                              5,436,636             5,639,174
    Revenue                                              3,827,950             3,872,959
  Inventory                                              4,177,967             1,160,325
  Derivative instruments                                 8,855,947                     -
  Prepaid expenses                                         188,810               327,030
                                                       -----------           -----------
          Total                                         23,540,526            12,842,913
                                                       -----------           -----------

PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
      Proved properties                                247,976,854           215,273,593
      Unproved properties                               39,314,406            41,644,348
  Wells in progress                                        644,688             1,058,727
  Gathering assets                                      17,440,680            15,708,353
  Facilities and equipment                               8,549,928             9,680,010
  Furniture, fixtures and other                            371,605               284,791
                                                      ------------           -----------
           Total                                       314,298,161           283,649,822
  Less accumulated depletion, depreciation,
       amortization and impairment                    (185,585,582)         (175,973,720)
                                                      ------------         -------------
           Total                                      128,712,579           107,676,102
                                                      ------------          -----------

NON-CURRENT ASSETS
  Deposit                                                  139,500               139,500
  Deferred financing costs                               1,492,903             1,853,274
                                                      ------------          ------------
                                                         1,632,403             1,992,774
                                                      ------------          ------------
TOTAL ASSETS                                         $ 153,885,508         $ 122,511,789
                                                     =============         =============










                 The accompanying notes are an integral part of
                    the consolidated financial statements and
                     can be found in Gasco's filing on Form
                            10-K dated March 4, 2009.





                               GASCO ENERGY, INC.
                     CONSOLIDATED BALANCE SHEETS (continued)


                                                                                   December 31,
                                                                           --------------------------------------
                                                                                  2008                    2007
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                            $ 5,879,150           $ 13,206,767
  Revenue payable                                                               3,840,985              1,477,268
  Advances from joint interest owners                                             612,222              5,718,234
  Derivative instruments                                                                -                343,759
  Accrued interest                                                              1,187,495                844,094
  Accrued expenses                                                              1,126,000                583,000
                                                                              -----------            -----------
           Total                                                               12,645,852             22,173,122
                                                                              -----------             ----------

NONCURRENT LIABILITIES
   5.5% Convertible Senior Notes                                               65,000,000             65,000,000
   Long-term debt                                                              31,000,000              9,000,000
   Asset retirement obligation                                                  1,150,179              1,030,283
   Deferred rent expense                                                           46,589                 60,593
                                                                               ----------             ----------
       Total                                                                   97,196,768             75,090,876
                                                                               ----------             ----------

COMMITMENTS AND CONTINGENCIES (NOTE 15)

STOCKHOLDERS' EQUITY
  Series B Convertible Preferred stock - $.001 par value;
     20,000 shares authorized; zero shares outstanding                                   -                      -
  Common stock - $.0001 par value; 300,000,000 shares authorized;
     107,825,998 shares issued and 107,752,298 shares outstanding as of
     December 31, 2008; 107,290,471 shares issued and 107,216,771
     shares outstanding as of December 31, 2007                                     10,783                 10,729
  Additional paid-in-capital                                                   219,375,369            215,094,271
  Accumulated deficit                                                         (175,212,969)          (189,726,914)
  Less cost of treasury stock of 73,700 common shares                             (130,295)              (130,295)
                                                                              ------------            -----------
           Total                                                                44,042,888             25,247,791
                                                                              ------------            -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 153,885,508          $ 122,511,789
                                                                             =============          =============





                 The accompanying notes are an integral part of
                    the consolidated financial statements and
                     can be found in Gasco's filing on Form
                            10-K dated March 4, 2009.



                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               For the Year Ended December 31,
                                                   -------------------------------------------------
                                                           2008              2007              2006

REVENUES
  Gas                                               $ 32,328,579      $ 16,818,623     $ 19,851,663
  Oil                                                  3,306,253         2,337,129        1,187,509
  Gathering                                            4,796,409         1,937,785        1,941,059
  Rental income                                        1,426,932         1,029,094                -
                                                      ----------       -----------       ----------
          Total                                       41,858,173        22,122,631       22,980,231
                                                      ----------       -----------       ----------

OPERATING EXPENSES
  Lease operating                                      6,653,698         3,932,924        3,513,568
  Gathering operations                                 3,457,593         2,471,645        2,718,357
  Depletion, depreciation and amortization             9,476,944         9,780,767       10,885,697
  Impairment                                           3,500,000        97,090,000       51,000,000
  General and administrative                           9,211,806         9,021,977        9,415,787
                                                      ----------       -----------       ----------
           Total                                      32,300,041       122,297,313       77,533,409
                                                      ----------       -----------       ----------

OTHER INCOME (EXPENSE)
  Interest expense                                   (5,151,136)       (4,274,814)       (3,959,308)
  Derivative gains (losses)                            9,761,826         (343,759)                -
  Gain on sale of inventory                              318,740                -                 -
  Interest income                                         26,383           419,334        2,694,719
                                                       ---------       -----------      -----------
           Total                                       4,955,813       (4,199,239)      (1,264,589)
                                                       ---------       -----------      -----------

NET INCOME (LOSS)                                     14,513,945     (104,373,921)     (55,817,767)

Preferred stock dividends                                      -                -           (1,393)
                                                    -------------    ------------      ------------
NET INCOME (LOSS) ATTRIBUTABLE TO
   COMMON STOCKHOLDERS                              $ 14,513,945    $(104,373,921)   $ (55,819,160)
                                                    ============    ==============   ==============

NET INCOME (LOSS) PER COMMON SHARE
    BASIC                                               $   0.14        $   (1.12)       $   (0.65)
                                                        ========        ==========       ==========
    DILUTED                                             $   0.13        $   (1.12)       $   (0.65)
                                                        ========        ==========       ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
    BASIC                                            107,312,716     93,504,982          85,383,306
                                                     ===========  ================       ==========
    DILUTED                                          109,090,165     93,504,982          85,383,306
                                                     ===========  ================       ==========






               The accompanying notes are an integral part of the
                  consolidated financial statements and can be
                   found in Gasco's filing on Form 10-K dated
                                 March 4, 2009.




                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                               For the Years Ended December 31,
                                                                        ----------------------------------------------------
                                                                              2008              2007                 2006
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                      $14,513,945    $(104,373,921)       $ (55,817,767)
  Adjustment to reconcile net income (loss) to net cash provided by operating activities
    Depletion, depreciation, amortization and impairment expense          12,879,223       106,782,341           61,816,513
    Accretion of asset retirement obligation                                  97,721            88,426               69,184
    Stock-based compensation                                               3,102,998         3,085,121            4,151,509
    Unrealized derivative (gain) loss                                    (9,199,706)           343,759                    -
    Amortization of deferred rent expense                                   (14,004)          (12,400)              (5,734)
    Amortization of deferred financing costs                                 521,428           518,233              503,216
    Gain on sale of inventory                                              (318,740)                 -                    -
    Changes in operating assets and liabilities:
      Accounts receivable                                                    247,547         (475,097)          (4,129,844)
      Inventory                                                          (2,698,902)           137,173            (114,516)
         Prepaid expenses                                                    138,220           177,960                1,064
         Accounts payable                                                (4,367,208)         2,825,300            2,376,327
         Revenue payable                                                   2,363,717         (201,159)               20,286
         Accrued interest                                                    343,401               (8)                    4
         Accrued expenses                                                    543,000          (12,000)               12,713
                                                                          ----------        ----------            ---------
                  Net cash provided by operating activities               18,152,640         8,883,728            8,882,955
                                                                          ----------        ----------            ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisitions, development and exploration               (44,250,250)      (63,508,879)         (79,557,785)
  Brek acquisition transaction costs net of cash received                          -         (356,803)                    -
  Cash paid for furniture, fixtures and other                               (86,814)          (43,782)             (67,994)
  Advances from joint interest owners                                    (5,106,012)         2,762,858              479,296
  Proceeds from property sales                                             7,500,000         3,475,153                    -
  Proceeds from the sale of short-term investments                                 -         6,000,000            9,000,000
  Cash designated as restricted                                                    -                 -              (9,980)
  Cash undesignated as restricted                                                            3,575,000           10,139,000
                                                                        -------------     ------------         ------------
                 Net cash used in investing activities                  (41,943,076)      (48,096,453)         (60,017,463)
                                                                        ------------      ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under line of credit                                         42,000,000        18,000,000                    -
  Repayment of borrowings                                               (20,000,000)       (9,000,000)                    -
  Cash paid for debt issuance costs                                        (161,057)         (120,729)            (240,262)
  Proceeds from sale of common stock                                               -        19,300,000                    -
  Exercise of options to purchase common stock                             1,161,284                 -            1,591,674
  Preferred dividends                                                              -                 -              (1,393)
                                                                         -----------        -----------          ----------
                Net cash provided by financing activities                 23,000,227        28,179,271            1,350,019
                                                                         -----------        -----------          ----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                  (790,209)      (11,033,454)         (49,784,489)

CASH AND CASH EQUIVALENTS:

    BEGINNING OF PERIOD                                                    1,843,425        12,876,879           62,661,368
                                                                          ----------        ----------          -----------
    END OF PERIOD                                                         $1,053,216        $1,843,425          $12,876,879
                                                                          ==========        ==========          ===========

                 The accompanying notes are an integral part of
                    the consolidated financial statements and
                     can be found in Gasco's filing on Form
                            10-K dated March 4, 2009.


                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                    Three Months Ended December 31,
                                                2008                               2007
PRODUCTION INFORMATION
   Gas production                             1,165,779 mcf                      1,043,232 mcf
   Gas price                                  $3.92 per mcf                      $4.00 per mcf

   Oil production                                10,431 bbl                         11,370 bbl
   Oil price                                 $30.74 per bbl                     $71.49 per bbl

   Equivalent production (mcfe)                   1,228,365                          1,111,452

REVENUES
   Gas                                           $4,568,167                         $4,168,259
   Oil                                              320,671                            812,891
   Gathering                                      1,560,369                            604,611
   Rental income                                    331,463                            330,657
                                                  ---------                          ---------
          Total                                   6,780,670                          5,916,418
                                                  ---------                          ---------
OPERATING EXPENSES
   Lease operating                                2,227,181                          1,509,887
   Gathering operations                             756,189                          1,106,453
   Depletion, depreciation and amortization       2,153,463                          1,994,844
   Impairment                                     3,500,000                                  -
   General and administrative                     2,423,505                          2,616,756
                                                  ---------                          ---------
           Total                                 11,060,338                          7,227,940
                                                 ----------                          ---------
OTHER INCOME (EXPENSE)
   Interest expense                             (1,423,623)                        (1,138,396)
   Derivative gains (losses)                      4,056,432                          (343,759)
   Inventory gain                                   318,740                                  -
   Interest income                                      891                             37,297
                                                  ---------                        -----------
           Total                                  2,952,440                        (1,444,858)
                                                  ---------                        -----------

NET LOSS                                       $(1,327,228)                       $(2,756,380)
                                               ============                       ============
NET LOSS PER COMMON SHARE                       $    (0.01)                        $    (0.03)
                                                ===========                        ===========
WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                           107,536,874                         97,956,247
                                                ===========                         ==========
